Exhibit 5.1
August 22, 2023
Ascend Wellness Holdings, Inc.
1411 Broadway 16th Floor
New York, NY 10016

Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Ascend Wellness Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by that certain selling securityholder of the Company named in the Registration Statement of up to an aggregate of 9,859,155 shares of Class A common stock of the Company, par value $0.001 per share (the “Shares”).
We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity for all purposes relevant hereto of all natural persons, (ii) with respect to all parties to agreements or instruments relevant hereto including the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, (iii) that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, (iv) that such agreements and instruments are the valid, binding and enforceable obligations of such parties, (v) that stock certificates representing the Shares have been or will be duly completed, executed and delivered by the President and Secretary of the Company to reflect the issuance and resale, as applicable, of the Shares, (vi) the issuances and resale of the Shares has been or will be duly recorded in the stock ledger of the Company at the time of such issuance or resale, as applicable, and (vii) prior to or contemporaneously with the issuance of the Shares, the Company has received consideration therefor in an amount greater than the par value for such shares. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares are validly issued and, to our knowledge, fully paid and non-assessable.

Our opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States of America. As used in this opinion, the phrase “to our knowledge” refers to the conscious awareness of facts or other information, without independent investigation or inquiry, by James Guttman, Nicholas Arruda or Amelia Messa.

161 Bay Street | Suite 4310 | Toronto, ON M5J 2S1 Canada | T 416.367.7370 | F 416.367.7371 | dorsey.com

Ascend Wellness Holdings, Inc.
August 22, 2023

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to update or supplement this opinion letter to reflect any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein, or any future changes in laws.

Very truly yours,

/s/ Dorsey & Whitney LLP
JBG/ARM